Filed Pursuant to Rule 433 of the Securities Act of 1933
Free Writing Prospectus dated September 28, 2026
Relating to the Prospectus Supplement dated September 11, 2026
Registration No. 333-295142

On September 28, 2026, DeFi Development Corp. (the “Company”) began broadcasting a radio advertisement relating to the Company’s offering of shares of its Variable Rate Series C Perpetual Preferred Stock (“CHAD Stock”). A transcript of the radio advertisement is attached hereto as Exhibit A.

The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (including a base prospectus) and a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference therein or that the Company has filed with the SEC for more complete information about the Company and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC’s website or by visiting www.dfdv.com.

Exhibit A

0:00: Looking for more income from your portfolio?
0:02: What if you could get paid every day?
0:04: Meet CHAD.
0:05: CHAD is the NASDAQ listed preferred stock from DeFi Development Corp. currently offering a 13% annual dividend rate with dividends paid each business day when declared.
0:13: That's right, a 13%
0:15: dividend rate paid daily.
0:17: Want to learn more?
0:18: Head to CHADpays.com.
0:20: That's C-H-A-D pays.com because with CHAD, payday is every day.
0:26: Investing involves risk, including possible loss of principal.
0:28: Visit CHADpays.com for full disclosures and a copy of the prospectus and registration statement.